EXHIBIT A

CUSTOMER INFORMATION SHEET

As of January 18, 2025

Please provide the Bank with the following information:

Name: Carillon Series Trust

Tax identification number: see below

Principal place of business: 880 Carillon Parkway, St. Petersburg, FL 33716

State and nation of incorporation or organization: Delaware, USA

Address (or the address of

your registered agent) within

state of incorporation or organization:

c/o Carillon Tower Advisers, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
Carillon Chartwell Real Income Fund	23-2438609
Carillon Chartwell Mid Cap Value Fund	02-0569493
Carillon Chartwell Short Duration High Yield Fund	46-5711036
Carillon Chartwell Small Cap Growth Fund	82-1357191
Carillon Chartwell Small Cap Value Fund	90-0763535
Carillon ClariVest Capital Appreciation Fund	52-1414334
Carillon ClariVest International Stock Fund	46-1714772
Carillon Eagle Growth & Income Fund	59-6870530
Carillon Eagle Mid Cap Growth Fund	59-3528369
Carillon Eagle Small Cap Growth Fund	59-3171014
Carillon Reams Core Bond Fund	43-1270134
Carillon Reams Core Plus Bond Fund	36-4104131
Carillon Reams Unconstrained Bond Fund	45-2778711
Carillon Scout Mid Cap Fund	20-5779183
Carillon Chartwell Small Cap Fund	43-1422874

Carillon Series Trust

By:	/s/ Susan Walzer

Name:	Susan Walzer
Title:	SVP
Date:	01/18/2025